Exhibit (n)(5)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
CĪON Investment Corporation

We have audited the consolidated balance sheets of CĪON Investment Corporation (the “Company”), including the consolidated schedule of investments, as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2013 and the period from January 31, 2012 (Inception) through December 31, 2012, and have issued our report thereon dated March 19, 2014 (included elsewhere in the Post-Effective Amendment No. 6 to the Registration Statement (Form N-2 No. 333-178646) and related Prospectus). Our audit also included the senior securities table listed elsewhere in the Post-Effective Amendment No. 6 to the Registration Statement (Form N-2 No. 333-178646) and related Prospectus. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the senior securities table referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York
March 24, 2014